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                                                                 Exhibit 99.28
KERAVISION ANNOUNCES COMMON STOCK OFFERING

Fremont, California (August 12, 1999) - KeraVision, Inc. (Nasdaq: KERA) announced today that it has offered 4 million shares of its common stock at a price of $13.00 per share. The offering was underwritten by Donaldson, Lufkin & Jenrette; Dain Rauscher Wessels, a division of Dain Rauscher Inc.; Prudential Vector Healthcare Group, a unit of Prudential Securities; and SG Cowen.

All of the shares are to be issued and sold by KeraVision. The net proceeds from the offering of approximately $48.2 million will be used by KeraVision for sales and marketing efforts related to the U.S. launch of IntacsT corneal ring segments, the continued development and clinical testing of products based on the Intacs technology, prepayment of short-term debt and for working capital and other general corporate purposes.

KeraVision is developing a new category of non-laser vision correction products for the treatment of common vision disorders, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, to offer an alternative to eyeglasses, contact lenses and other vision correction surgical procedures. KeraVision's first product, Intacs corneal ring segments, has been approved by the FDA for correcting mild myopia.

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries.

Contact:
KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559